Exhibit 10.11

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of September 9, 2013, by and between COMERICA BANK (“Bank”) and SERES HEALTH, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay; Use of Proceeds. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements, including capital expenditures, and not for personal, family, household or agricultural purposes.

(b) [Reserved].

(c) Growth Capital Advances.

(i) Availability. Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Bank agrees to make Growth Capital Advances to Borrower. On the Closing Date, or as soon thereafter as may be practical, the initial Growth Capital Advance shall be made in an aggregate principal amount equal to One Million Dollars ($1,000,000). Thereafter, Borrower may request Growth Capital Advances through Growth Capital Availability End Date. The aggregate principal amount of all Growth Capital Advances shall not, in any event, exceed the Growth Capital Line. Each Growth Capital Advance shall be in a minimum amount of $500,000.

(ii) Repayment. Interest shall accrue from the date of each Growth Capital Advance at the rate specified in the Pricing Addendum, and shall be payable in accordance with Section 2.3(b) and on the terms set forth in the Pricing Addendum. Borrower shall make monthly payments of interest-only, commencing on the first day of the month following the funding of such Growth Capital Advance, and continuing on the first day of each successive month thereafter through the Growth Capital Availability End Date. Any Growth Capital Advances that are outstanding on the Growth Capital Availability End Date shall be payable in thirty (30) consecutive equal monthly installments of principal, plus all accrued and unpaid interest, beginning on September 1, 2014, and continuing on the same day of each month thereafter, unless such day is not a Business Day and then on the next Business Day thereafter, until paid in full. Notwithstanding (but without duplication with) the foregoing, on the Growth Capital Maturity Date, if the Final Payment has not previously been paid in full in connection with the prepayment of the Growth Capital Advances, Borrower shall pay to Bank the Final Payment in respect of each Growth Capital Advance. Growth Capital Advances, once repaid, may not be reborrowed. Borrower may only voluntarily prepay the Growth Capital Advances in accordance with Section 2.1(c)(iv) below.

(iii) Procedures for Borrowing. Other than on the Closing Date, when Borrower desires to obtain a Growth Capital Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Eastern Time three (3) Business Days before the day on which the Growth Capital Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee. Bank shall be entitled to rely on any facsimile given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.

(iv) Voluntary Prepayments. Except as set forth in the Pricing Addendum, Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Advances in full, provided Borrower (a) provides written notice to Bank of its election to prepay the Growth Capital Advances at least three (3) days prior to such prepayment, and (b) pays to Bank, on the date of such prepayment, an amount equal to the sum of (1) all outstanding principal of the Growth Capital Advances, plus (2) all accrued and unpaid interest in respect of the Growth Capital Advances and all other unpaid fees and expenses, including Bank Expenses, owing hereunder, plus (3) the Final Payment, plus (4) all other sums, if any, that shall have become due and payable under the Loan Documents, including interest at the Default Rate with respect to any past due amounts.

(v) Mandatory Prepayment on Acceleration. If the Growth Capital Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (a) all outstanding principal of the Growth Capital Advances, plus (b) all accrued and unpaid interest thereon through the prepayment date and all other unpaid fees and expenses, including Bank Expenses, owing hereunder, plus (c) the Final Payment, plus (d) all other Obligations that are due and payable under the Loan Documents, including interest at the Default Rate with respect to any past due amounts.

2.2 [Reserved].

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate. The Growth Capital Advances shall bear interest, on the outstanding daily balance thereof, on the terms set forth in the Pricing Addendum.

(b) Payments. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

2.4 Crediting Payments. Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a facility fee equal to Five Thousand Dollars ($5,000), which shall be fully-earned and nonrefundable;

(b) Final Payment Fee. The Final Payment on the earliest to occur of (i) the Growth Capital Maturity Date, (ii) the acceleration of any Growth Capital Advances, or (iii) the prepayment of a Growth Capital Advance pursuant to Section 2.1(c)(iv) or (v); and

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due; provided, that Borrower’s liability for Bank Expenses incurred prior to and as of the Closing Date in connection with the negotiation and documentation of the Loan Documents shall be limited to Twenty Five Thousand Dollars ($25,000) provided there is a customary level of negotiation of the Loan Documents.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement or any other Loan Document (excluding the Warrant). Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement, duly executed by Borrower;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(c) the Pricing Addendum, duly executed by Borrower;

(d) a financing statement (Form UCC-1);

(e) agreement to furnish insurance, duly executed by Borrower;

(f) payment of the fees and Bank Expenses then due specified in Section 2.5;

(g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h) current financial statements, including company prepared financial statements for Borrower’s most recently ended fiscal year, company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i) current Compliance Certificate in accordance with Section 6.2;

(j) a Warrant in form and substance satisfactory to Bank, duly executed by Borrower;

(k) a Collateral Information Certificate, duly executed by Borrower;

(l) an Automatic Loan Payment Authorization, duly executed by Borrower; and

(m) such other documents, instruments and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;

(b) the representations and warranties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date, and provided further, that that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(c) no event or circumstance shall exist or have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents (other than the Warrant). Except as set forth in the Schedule, subject to Permitted Liens of the type described in clauses (c), (f) and (j) of the definition of Permitted Liens that may have superior priority to Bank’s Lien under this Agreement, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or allow a Lien on, any of its Intellectual Property, except in connection with Liens of the type described in clauses (b) and (e) of the definition of Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist) are outstanding or Bank has any obligation to make Credit Extensions under this Agreement or any other Loan Document.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral with an aggregate book value not to exceed $150,000 is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank subject to the terms therein; provided that control agreements shall not be required during the transition period provided under Section 6.6 so long as Borrower is in compliance with the terms thereof. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once each year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations; provided that Bank shall not have a security interest in more than sixty-five percent (65%) of the voting Equity Interests in any Excluded Foreign Subsidiary. On the Closing Date, the certificate or certificates for the pledged Shares, if any, will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the pledged Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the pledged Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms and Borrower shall be permitted to receive any cash dividend or other distribution with respect to the Shares. All such rights to vote and give consents, waivers and ratifications and to receive cash dividends and other distributions, shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is incorporated or organized, as applicable, and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than Inventory that is in transit, movable Equipment (such as mobile phones, laptops and the like) with employees and consultants, and Inventory and Equipment at cleaning or repair locations in each case in the ordinary course of business or as permitted pursuant to the terms of this Agreement, all Collateral is located solely in the Collateral States at the locations specified in the Collateral Information Certificate, and at such other locations as may be timely disclosed in writing to Bank pursuant to Section 7.2. The Accounts are bona fide existing obligations of the account debtors. No licenses or agreements giving rise to any Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as disclosed in writing from time to time with respect to accounts maintained outside of Bank to the extent expressly permitted under Section 6.6, none of the Collateral consisting of deposit, investment or securities accounts is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for (i) licenses of the type identified in clause (b) of the definition of Permitted Transfer, and (ii) over the counter software that is commercially available to the public. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such invalidity, unenforceability or claim could not reasonably be expected to cause a Material Adverse Effect. Borrower’s rights as a licensee of intellectual property (including trademarks), other than off-the-shelf or shrink-wrap licenses, do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule, Borrower has not done business during the five (5) years prior to the Closing Date, under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof or at such other location as to which Borrower has provided timely written notice in accordance with Section 7.2 hereof. Except as disclosed in the Schedule, all Inventory and Equipment of Borrower in an aggregate book value over $150,000 is located at the address indicated in Section 10 hereof, or at such other location as to which Borrower has provided timely written notice in accordance with Section 7.10 hereof.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator which could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. As of the Closing Date, the date of delivery of each borrowing request and the date of funding of each Credit Extension, there has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank. As of the date referenced in each Compliance Certificate delivered to Bank, except as set forth in such Compliance certificate, there has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. As of the Closing Date, Borrower has no Subsidiaries.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Restricted Agreements. Except as disclosed on the Schedule or as timely disclosed in writing to Bank pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any Restricted Agreement.

5.13 Shares. Borrower has full power and authority to create a first lien on the pledged Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging such Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the pledged Shares. The pledged Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment and satisfaction in full of all outstanding Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall, and shall cause each Subsidiary to, do all of the following:

6.1 Good Standing and Government Compliance.

(a) Borrower shall maintain its corporate existence in the Borrower State. Notwithstanding the foregoing, it shall not be deemed a violation of this Section 6.1(a) if Borrower effects a statutory conversion, under and in compliance with Section 214 of the Delaware Limited Liability Company Act, as in effect on the Closing Date, from a Delaware corporation to a Delaware limited liability company, so long as each of the following have occurred or have been satisfied to the satisfaction of Bank: (i) Borrower is the continuing and surviving entity in such conversion, such conversion does not result in a change in Borrower’s taxpayer identification number, and such conversion does not result in the creation of a “new debtor” (as such term is defined in the Code); (ii) such conversion has no adverse effect on the validity, enforceability, attachment, perfection or priority of Bank’s security interests in the Collateral; (iii) such conversion does not involve a Transfer by Borrower or merger or consolidation involving Borrower; (iv) such conversion is otherwise permitted under this Agreement and the other Loan Documents and would not result in a violation of any covenant or agreement contained herein or therein; (v) no Event of Default, or any event or circumstance that with the giving of notice or the passage of time (or both) could result in an Event of Default, exists at the time of such conversion, or could reasonably be expected to occur immediately following such conversion; (vi) such conversion is permitted under and is effected in compliance with all applicable law, including the Delaware General Corporation Law and the Delaware Limited Liability Company Act; (vii) Borrower shall have delivered to Bank, not less than thirty (30) days’ prior to the effective date of such conversion, a certificate of a Responsible Officer of Borrower in form and substance satisfactory to Bank, which shall include but not be limited to: (A) the proposed effective date of such conversion, (B) the exact legal name of Borrower following such conversion, (C) true, correct and complete copies of the certificate of conversion and certificate of formation to be filed with the Delaware Secretary of State, and (D) a true, correct and complete copy of the limited liability company agreement for Borrower to be effective following such conversion; (viii) Borrower shall have delivered to Bank a certificate of a Responsible Officer of Borrower, as of the effective date of such conversion, in form and substance satisfactory to Bank, which shall include but not be limited to certification: (A) certification as to the matters in clauses (i) through (vi) above, and (B) that Borrower has delivered to Bank, true, correct and complete copies of all stockholder and board approvals obtained or required in connection with such conversion and the duly executed limited liability company agreement becoming effective upon such conversion; (ix) Borrower shall have executed and delivered to Bank an amendment to this Agreement (including an assumption and reaffirmation of the Obligations and Bank’s Liens and authorizations to file such financing statement amendments or additional financing statements as Bank may require) and an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution, delivery and performance of this Agreement and the other Loan Documents with respect to the new name and organizational structure resulting from such conversion, in each case in form and substance satisfactory to Bank; (x) Bank has determined that such conversion does not create any regulatory or legal issues or issues with respect to Bank’s customer identification program; (xi) Parent Holding Company shall have assumed the Warrant on terms satisfactory to Bank, and shall have issued to Bank a new warrant agreement on terms reasonably satisfactory to Bank; and (xii) Borrower and Parent Holding Company shall have delivered to Bank such other documents, instruments, agreements, waivers, consents, resolutions, reaffirmations, authorizations, opinions and certificates as Bank may request in connection with such conversion. At all times following the effective date of such conversion, Borrower shall maintain its limited liability company existence in the Borrower State.

(b) Borrower shall maintain its good standing in the Borrower State and shall cause each of its Subsidiaries’ to maintain their respective organizational existence and good standing in their respective jurisdictions of organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower or any Subsidiary by the authorities of the jurisdiction in which Borrower or any Subsidiary is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank:

(a) (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower’s operations during such period prepared in accordance with GAAP (subject to normal year-end adjustments and without all required footnotes), in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year (commencing with the fiscal year ending December 31, 2013), audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (except for a going concern comment or qualification related solely the need to raise additional equity capital due to Borrower not having sufficient cash to support 12 months of operations) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than forty-five (45) days after the last day of each fiscal year, Borrower’s financial and business projections and budget for the immediately following fiscal year (with quarterly detail), with evidence of approval thereof by Borrower’s board of directors; and (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(b) [Reserved].

(c) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(d) Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims with respect to Borrower involving more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling or not renewing its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. Borrower shall maintain all its, and shall cause all of its Subsidiaries to maintain their, depository, operating, cash management accounts with Bank and all of its and their primary investment and securities accounts with Bank; provided, however, that Borrower shall have until sixty (60) days after the Closing Date to complete the transfer to Bank of its account balances maintained at the other banks and financial institutions in the accounts identified on the Schedule and to close all such accounts, so long as the aggregate amount on deposit in such accounts at no time exceeds One Million Five Hundred Thousand Dollars ($1,500,000).

6.7 [Reserved].

6.8 Intellectual Property Rights.

(a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall give Bank prompt written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d) Borrower shall to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property material to Borrower’s business, (ii) use commercially reasonable efforts to detect infringements of the Intellectual Property and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.9 Restricted Agreement Consents. Promptly after entering into or becoming bound by any Restricted Agreement, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) use commercially reasonable efforts to take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in such license or contract right, and to have the power to assign such license or contract rights in connection with an enforcement of remedies, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.10 Creation/Acquisition of Subsidiaries. Without limiting the generality of any other provision hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Subsidiary (other than an Excluded Foreign Subsidiary) to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the property and assets of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower (or any intermediate Subsidiary holding the Equity Interests in such Subsidiary) shall grant and pledge to Bank a perfected security interest in the Equity Interests of such Subsidiary (regardless of whether or not it is an Excluded Foreign Subsidiary); provided that Bank shall not have a security interest in more than sixty-five percent (65%) of the voting Equity Interests of any Excluded Foreign Subsidiary.

6.11 Parent Holding Company. Without limiting the generality of any other provision hereof, not less than thirty (30) days prior to the acquisition by, or transfer to, a Parent Holding Company of Borrower’s Equity Interests, Borrower shall provide written notice to Bank of such acquisition or transfer, which notice shall include, but not be limited to, the proposed date for the transaction, a description of the transaction in reasonable detail, certified copies of Parent Holding Company’s organizational documents (including its operating agreement if a limited liability company), a pro forma capitalization table for Borrower and such Parent Holding Company as of the date immediately following such transaction, and such other documents, instruments and agreements relating thereto as Bank may require. Prior to or concurrent with such acquisition or transfer, Borrower and Parent Holding Company shall and take all such action as may be required by Bank, including the execution and delivery of such documents, instruments, agreements and certificates as Bank may require, to cause each Parent Holding Company to become a co-borrower hereunder or, at Bank’s sole discretion, to unconditionally guarantee the Obligations of Borrower under the Loan Documents, and, in each case, grant a continuing pledge and security interest in and to the property and assets of Parent Holding Company (substantially as described on Exhibit B hereto), including without limitation a pledge of all of the Equity Interests of Borrower and delivery to Bank of original share certificates accompanied by assignments separate from certificate (or other appropriate instruments of transfer) duly executed in blank.

6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist) are paid and satisfied in full or for so long as Bank may have any commitment to make any Credit Extension, Borrower will not, and will not permit any Subsidiary to, do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of this Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State without thirty (30) days’ prior written notification to Bank; relocate its chief executive office without twenty (20) days’ prior written notification to Bank; without at least fifteen (15) days’ prior written notice to Bank, add any new offices or business or Collateral locations unless such new offices or locations contain, in the aggregate, less than $150,000 in Borrower’s or such Subsidiaries’ assets or property; replace its chief executive officer or chief financial officer, if one exists, without written notification to Bank promptly thereafter; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank or as expressly agreed to by, in writing, Bank under the relevant subordination agreement.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for (a) with respect to Intellectual Property, Permitted Liens of the type described in clauses (b), (e) and (i) of the definition of Permitted Liens, and (b) with respect to other property, Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that, subject to the last sentence of this Section 7.6, Borrower may (a) pay up to One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year to repurchase outstanding capital stock issued by Borrower as required pursuant to customary stock repurchase agreements approved by Borrower’s Board of Directors, from former officers, directors or employees upon the death, disability or termination or cessation of employment or service of such officers, directors or employees, (b) pay any dividends or make any distribution solely in common stock of Borrower, provided that such dividends or distributions of such stock or equity do not otherwise violate the terms of this Agreement and no Event of Default has occurred and is continuing at the time of making such dividend or distribution or would result from the making of such dividend or distribution, (c) purchase, redeem, or otherwise acquire shares of its equity interests or warrant or options to acquire any such equity interests from its stockholders consistent with the requirement of existing equity agreements of Borrower to the extent the consideration paid in respect thereof is paid solely in equity interests of Borrower, and (d) make distributions in cash in the aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) during the term of this Agreement. Notwithstanding the foregoing, Borrower shall be permitted to make such repurchases only if, at the time of such repurchase, and immediately after giving effect thereto: (i) no Event of Default, or any event or circumstance that with the giving of notice or the passage of time (or both) could result in an Event of Default, exists or could reasonably be expected to occur, (ii) Borrower is solvent, and (iii) such distribution is permitted under and is made in compliance with applicable law, including Sections 170 and 173 of the Delaware General Corporation Law.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so except as expressly permitted under Section 6.6, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into, or permit any Subsidiary or Affiliate to enter into, any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for: (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) transactions constituting bona fide rounds of preferred stock financing (or “bridge” convertible Subordinated Debt financing primarily with venture capital or private equity investors) for capital raising purposes, provided that such transactions are approved by Borrower’s Board of Directors, including all disinterested directors, do not cause a Change in Control and are otherwise permitted hereunder.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store, or cause or permit any Subsidiary to store, any Inventory or the Equipment, valued, individually or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000), with a bailee, warehouseman, or similar third party unless (a) Borrower shall promptly thereafter give Bank written notice thereof identifying the names and addresses of such third parties and briefly describing the Inventory or Equipment in the possession of such third parties; and (b) the third party has been notified of Bank’s security interest and Bank (i) shall have received a duly executed Collateral Access Agreement, including an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit, or (ii) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for such locations as Bank may approve in writing, Borrower shall keep, and shall cause each of its Subsidiaries to keep, its Inventory and Equipment, valued, individually or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000), only at the locations set forth in the Schedule delivered by Borrower to Bank prior to the Closing Date, and at such other locations of which Borrower gives Bank prior written notice as required under Section 7.2 and as to which Bank files Security Instruments where needed to perfect its security interests and liens in such Inventory and Equipment and as to which (x) Bank has received a Collateral Access Agreement, and (y) Borrower has taken such actions as Bank reasonably requests to perfect and maintain the perfection and priority of Bank’s Lien on the Collateral.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Investor Support. If Bank reasonably determines, based on indications from Borrower’s existing investors, that such investors no longer intend to provide capital to Borrower in amounts and at times sufficient to enable Borrower to satisfy its obligations as they become due, including but not limited to all Obligations owing from Borrower to Bank.

8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in such SOS Report;

8.5 Attachment. If any material portion of Borrower’s and/or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower and/or its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s and/or its Subsidiaries assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s and/or its Subsidiaries assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower and/or its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower and/or its Subsidiaries (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower and/or its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower and/or its Subsidiaries, or if an Insolvency Proceeding is commenced against Borrower and/or its Subsidiaries and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower and/or its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower and/or its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries that are not covered by insurance and which require payment in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater shall be rendered against Borrower and/or its Subsidiaries and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by Borrower and/or its Subsidiaries for the payment by Borrower and/or its Subsidiaries of an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. Except by its terms, if any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (Insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, agents or employees) as Borrower’s true and lawful attorney, with full power of substitution, to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest and Liens in the Accounts, Inventory and other Collateral; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) transfer all or any part of the Collateral into the name of Bank or a third party to the extent permitted under the Code; (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; (i) execute and do all such assurances, acts and things which Borrower is required, but fails to do under the covenants and provisions of the Loan Documents; (j) to take any and all such actions as Bank may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Bank under this Agreement or the other Loan Documents; and (k) sign Borrower’s name on any documents or Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Bank’s security interest in the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents, and take any of the actions, described in clauses (h) through (k) above, regardless of whether an Event of Default has occurred or is continuing. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist) have been fully repaid and performed and all of Bank’s obligations to provide Credit Extensions or other financial accommodations to Borrower under this Agreement or any of the other Loan Documents shall have terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under any revolving line of credit provided by Bank as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	SERES HEALTH, INC.
161 First Street
Cambridge, MA 02142
Attn: Chief Excutive Officer
FAX: (617) 868-1115

with copies to:	Latham & Watkins LLP
John Hancock Tower, 20th Floor
200 Clarendon Street
Boston, MA 02116
Attn: Peter Handrinos
FAX: (617) 948-6001

Latham & Watkins LLP
505 Montgomery Street, 20th Floor
San Francisco, CA 94111
Attn: Haim Zaltzman
FAX: (415) 395-8095

If to Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services

with a copy to:	Comerica Bank
100 Federal Street, 28th Floor
Boston, MA 02110
Attn: Paula Howell & Jason Pan
FAX: (617) 757-6351

Notwithstanding the foregoing, however, the failure by the Bank to deliver a copy of a notice or demand to Borrower’s counsel shall not affect the validity or efficacy of such notice or demand if otherwise sent to Borrower in accordance with this Section 10. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the Count of Santa Clara, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the Collateral or the transactions contemplated by this Agreement and/or the other Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist) remain outstanding or Bank has any obligation to make any Credit

Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive, notwithstanding termination of this Agreement, until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations that are subject to confidentiality provisions substantially similar to the provisions of this Section 13.9 or that have agreed with Bank to comply with this Section 13.9, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, (vi) as Bank may determine in connection with the enforcement of any remedies under any of the Loan Documents, and (vii) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.10 Termination. Upon written request of Borrower to Bank, this Agreement shall terminate on the indefeasible payment in full in cash of the Obligations (other than inchoate indemnity obligations as to which no claim has been asserted or is known to exist), the deposit of cash collateral with respect to all contingent Obligations (excluding inchoate indemnification obligations as to which no claim has been asserted) in amounts and on terms and conditions and with parties satisfactory to Bank, and the full and final termination of all of Bank’s obligations and commitments to make Credit Extensions. Promptly after any such termination and written request of Borrower to Bank, Bank shall at Borrower’s sole cost and expense, execute and deliver to Borrower a payoff letter on Bank’s standard form and release the security interest in the Collateral granted under this Agreement.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SERES HEALTH, INC.

By:	/s/ David Berry
Name:	David Berry
Title:	President

COMERICA BANK

By:	/s/ Jason Pan
Name:	Jason Pan
Title:	Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology), the licensing, sale or other transfer of any intellectual property of Borrower or any of its Subsidiaries, or the rendering of services by Borrower, whether or not earned by performance, and including, without limitation, all accounts, contract rights and payment intangibles of Borrower under or in respect of term license agreements, subscription license agreements and maintenance contracts, and also including all accounts, payment intangibles and other forms of obligations owing to Borrower under any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, performance and enforcement of the Loan Documents, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees, in each case whether incurred before, during and after an Insolvency Proceeding.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means the occurrence of any one or more of the foregoing:

(a) prior to the Parent Holding Company Acquisition: (i) any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Flagship, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, or (ii) Borrower’s existing venture capital investors ceasing to own and control at least twenty percent (20%) of the voting power of all classes of Borrower’s Equity Interests entitled to vote for the election of directors (other than as a result of the Initial Public Offering); or

(b) following the Parent Holding Company Acquisition: (i) any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Flagship, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then

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outstanding of Parent Holding Company ordinarily entitled to vote in the election of directors, managers or similar governing authority, empowering such “person” or “group” to elect a majority of the Board of Directors (or similar governing authority) of Parent Holding Company, who did not have such power before such transaction, or (ii) Flagship ceasing to own and control at least twenty percent (20%) of the voting power of all classes of Parent Holding Company’s Equity Interests entitled to vote for the election of directors or similar governing body or authority (other than as a result of the Initial Public Offering), or (iii) Parent Holding Company ceasing to own and control one hundred percent (100%) of the voting power of all classes of Borrower’s Equity Interests entitled to vote for the election of directors.

Notwithstanding the foregoing, subject to compliance with Section 6.11 and the requirements of Section 1.5 of the Warrant, the Parent Holding Company Acquisition shall not be deemed to be a Change in Control.

“Chief Executive Office State” means Massachusetts, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to Bank in its reasonable discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor, contract manufacturer, equipment holder, co-location facility or other bailee of Inventory, Equipment or other property owned by Borrower, that acknowledges the Liens of Bank and waives any Liens held by such Person on such Inventory, Equipment or other property and, includes such other agreements with respect to the Collateral, including agreements relating to access to the Collateral, as Bank may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

“Collateral State” means the state or states where the Collateral is located, which is Massachusetts.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Growth Capital Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

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“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is a controlled foreign corporation (as defined in the IRC) in respect of which either (a) the pledge of all of the voting Equity Interests of such Foreign Subsidiary as Collateral or (b) the guaranteeing by such Foreign Subsidiary of the Obligations, would result in material adverse tax consequences to Borrower.

“Flagship” means, collectively, FLAGSHIP VENTURES FUND IV, L.P, a Delaware limited partnership, and its affiliated investment funds.

“Foreign Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is organized under the laws of a jurisdiction other than the United States of America or any of the States (or the District of Columbia) thereof.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Growth Capital Maturity Date, or (b) the acceleration of any Growth Capital Advances, or (c) the prepayment of any Growth Capital Advance pursuant to Section 2.1(c)(iv) or (v), equal to Sixty Thousand Dollars ($60,000).

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

“Governmental Authority” means the Government of Canada, the United States of America, any State thereof or the District of Columbia, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Growth Capital Advance(s)” means a cash advance or cash advances under the Growth Capital Line.

“Growth Capital Availability End Date” means August 31, 2014.

“Growth Capital Line” means a Credit Extension of up to Three Million Dollars ($3,000,000).

“Growth Capital Maturity Date” means February 1, 2017.

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“Initial Public Offering” means the closing of the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with, and declared effective by, the Securities and Exchange Commission.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding or case commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights, Patents, Trademarks, servicemarks and applications therefor, now owned or hereafter acquired, and any claims for damages by way of any past, present and future infringement of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest, including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time. For the sake of clarity, Loan Documents shall include all present or future agreements by Borrower with or for the benefit of Bank in connection with bank products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower by Bank including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto, all as amended, restated, or otherwise modified.

“Material Adverse Effect” means (i) a material adverse change in Borrower’s business or financial condition, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral or any security provided by any guarantor.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, the Final Payment and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise but excluding any obligations under the Warrant.

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“Parent Holding Company” means a limited liability company duly formed and organized and validly existing under the laws of a state of the United States for the sole purpose of acquiring and holding the Equity Interests of Borrower that (a) holds no assets other than assets incidental to the ownership of such Equity Interests of Borrower, and (b) conducts no other business or financial operations.

“Parent Holding Company Acquisition” means the acquisition by a Parent Holding Company of all of the Equity Interests of Borrower, such that Borrower becomes a wholly-owned Subsidiary of such Parent Holding Company, and the voting and non-voting Equity Interests of the Parent Holding Company following such transaction are held by Borrower’s former stockholders in substantially the same percentages of ownership as such stockholders held Borrower’s Equity Interests immediately prior to such transaction.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness of Borrower not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards with Bank; and

(f)	extensions, refinancings and renewals of any items of Permitted Indebtedness described in clauses (a) through (c) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(g)	Indebtedness that also constitutes an intercompany loan under clause (e) of the definition of Permitted Investment;

(h)	reimbursement obligations not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time, in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of a Borrower or a Subsidiary thereof with respect to leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business); and

(i)	other Indebtedness in an amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding.

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“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)	Repurchases of stock from former employees or directors of Borrower under the terms of customary board-approved stock repurchase agreements to the extent permitted under Section 7.6;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Investments of wholly-owned Subsidiaries of Borrower in or to other wholly-owned Subsidiaries of Borrower or Borrower and Investments by Borrower in its wholly-owned Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;

(f)	Investments not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)	Joint ventures, strategic alliances or research and development collaborations with non-Affiliated third parties consistent with the ordinary course of business in Borrower’s industry, provided that any cash Investments by Borrower do not exceed Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate in any fiscal year; and

(j)	Additional Investments, other than Investments in Subsidiaries, that do not exceed $200,000 in the aggregate during the term of this Agreement.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)

Liens securing Permitted Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in aggregate principal amount outstanding at any time (i) upon or in any Equipment (other than Equipment financed by Bank) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of

6

such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (Attachment) or 8.8 (Judgments; Settlements);

(f)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected, first-priority security interest in the amounts held in such deposit accounts and Borrower is in compliance with the requirements of Section 6.6 with respect to such accounts;

(g)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(h)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i)	Licenses for the use of the property of Borrower or its Subsidiaries permitted under clause (b) of the definition of Permitted Transfer;

(j)	Liens securing reimbursement obligations not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time, in connection with letters of credit issued with respect to leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business); and

(k)	Liens in favor of Bank securing Indebtedness for corporate credit cards issued by Bank.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	(i) Non-exclusive licenses for the use of the Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business, and (ii) licenses of Intellectual Property of Borrower or its Subsidiaries granted in the ordinary course of business that could not result in a legal transfer of title of the licensed property that (A) may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States or (B) if not limited in geographical scope, whereby Borrower only exclusively licenses its platform Intellectual Property for use in connection with the licensee’s products; provided that with respect to each licenses described in clause (i) or (ii) above, such license not interfere in any material respect with the business of Borrower and its Subsidiaries taken as a whole;

(c)	Worn-out or obsolete Equipment not financed by Bank;

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(d)	transfers of cash that constitute Permitted Investments; payments of money by Borrower for its ordinary course business operating expenses (such as the payment, in each case in the ordinary course of Borrower’s business, of payroll, rent, debt service, accounts payable, payments to vendors or other third parties for goods provided or services rendered to or on behalf of Borrower; and payments of money by any Subsidiary of Borrower for such Subsidiary’s own ordinary course business operating expenses (such as the payment, in each case in the ordinary course of such Subsidiary’s business, of payroll, rent, debt service, accounts payable, payments to vendors or other third parties for goods provided or services rendered to or on behalf of such Subsidiary); or

(e)	Other assets of Borrower or its Subsidiaries (other than Intellectual Property) that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pricing Addendum” means that certain Prime Referenced Rate Addendum to Loan and Security Agreement, dated as of the Closing Date, by and between Borrower and Bank, as the same may be amended, modified, supplemented, extended of restated from time to time.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Restricted Agreement” is any material license or other material agreement (other than over-the-counter software that is commercially available to the public) to which Borrower is a party or under which Borrower is bound (including licenses and agreements under which Borrower is the licensee): (a) that prohibits or otherwise restricts Borrower from assigning to Bank, or granting to Bank a Lien in, Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting or maintaining the priority of any security interest or Lien.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means Indebtedness incurred by Borrower that is subordinated in writing to the Obligations owing by Borrower to Bank on terms reasonably satisfactory to Bank (and identified as being such by Borrower and Bank), including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior indefeasible payment in full, in cash, of the Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to Bank’s Lien, and prohibitions on the exercise of any rights or remedies of the holder of such Indebtedness against Borrower or any of Borrower’s property pursuant to a written subordination agreement executed and delivered by Bank.

8

“Subsidiary” means, with respect to any Person, any corporation, partnership or, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, trustees or similar governing body of the entity, at the time as of which any determination is being made, is owned or controlled by such Person, either directly or through an Affiliate. Unless otherwise stated, references herein to a “Subsidiary” are to Subsidiaries of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Warrant” means that certain Warrant to Purchase Stock issued on the Closing Date by Borrower to Bank.

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DEBTOR:	SERES HEALTH, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of SERES HEALTH, INC., a Delaware corporation (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, the Collateral shall not include (i) property that is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) property where the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) more than sixty five percent (65%) of the voting power of all classes of capital stock of an Excluded Foreign Subsidiary, or (iv) any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts, all general intangibles that consist of rights to payment, and all proceeds from the sale, licensing or disposition of all or any part of, or rights in, any property, including the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of September     , 2013, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

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EXHIBIT C

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

1

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
250 Lytton Avenue, 3rd Floor, Mail Code 4240
Palo Alto, CA 94301

Phone: (650) 462-6060
Fax: (650) 462-6061

FROM:	SERES HEALTH, INC.

The undersigned authorized Officer of SERES HEALTH, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                  with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) except as noted below with respect to the representation and warranty in the last sentence of Section 5.7, all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects on and as of the date hereof as though made at and as of each such date (provided, however, that that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days		NO
Compliance Certificate	Monthly, within 30 days		NO
CPA Audited, Unqualified F/S	Annually, within 180 days of FYE*		NO
Annual Business Plan (incl. operating budget)	Annually, within 45 days of FYE		NO
Audit	Semi-annual		NO

If Public:

10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO
Total amount of Borrower’s cash and investments	Amount: $2,689,705.00		NO
Total amount of Borrower’s cash and investments maintain with Bank	Amount: $	YES	NO

*	commencing with FY ending December 31, 2013.

	DESCRIPTION	APPLICABLE
Legal Action > $250,000	Notify promptly upon notice	YES
Inventory Disputes > $250,000	Notify promptly upon notice	YES
Cross default with other agreements > $250,000	Notify promptly upon notice	YES
Judgment > $250,000	Notify promptly upon notice	YES

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FINANCIAL COVENANTS	REQUIRED		ACTUAL	COMPLIES
TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:

N/A

OTHER COVENANTS	REQUIRED		ACTUAL	COMPLIES
Permitted Indebtedness for equipment leases	<$	250,000	0	NO

Permitted Investments for stock repurchase	<$	100,000	0	NO

Permitted Investments for Subsidiaries	<$	500,000	0	NO

Permitted Investments for employee loans	<$	125,000	0	NO

Permitted Investments for joint ventures	<$	350,000	0	NO

Permitted Liens for equipment leases	<$	250,000	0	NO

Permitted Transfers	<$	100,000	0	NO

Please enter below comments regarding violations:

Please enter below exceptions to representation and warranty in last sentence of Section 5.7:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

/s/ David Berry
Authorized Signer

Name: David Berry

Title: President

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SCHEDULE OF EXCEPTIONS

TO LOAN AND SECURITY AGREEMENT

Permitted Indebtedness (Exhibit A)

Silicon Valley Bank Credit Card in the amount of $4,000 as of June 30, 2013

Permitted Investments (Exhibit A)

None

Permitted Liens (Exhibit A)

None

Prior Names (Section 5.5)

Newco LS21,Inc.

Inventory or Equipment Locations (Section 5.5)

Northeastern University, Mugar Hall, 360 Huntington Ave., Boston, MA 02115

Litigation (Section 5.6)

None.

Restricted Agreements (Section 5.12)

None.

Deposit and Securities Accounts (Section 6.6)

Checking account number 3300776807 at Silicon Valley Bank

Money Market account 3300891963 at Silicon Valley Bank

Corporation Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary of SERES HEALTH, INC., a Delaware corporation (the “Corporation”); that the Corporation’s exact legal name is set forth above; that the Corporation is a corporation duly organized, existing and in good standing under the laws of the State of Delaware; that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.	Any one (1) of the following President or CFO (insert titles only) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)	Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank (“Bank”), a Texas banking association, from time to time, including without limitation that certain Loan and Security Agreement dated as of September , 2013, as may be subsequently amended, modified, supplemented, extended or restated from time to time.

(b)	Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)	Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)	Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation;

(e)	Issue a warrant or warrants to purchase the Corporation’s capital stock; and

(f)	Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, ,and any and all amendments or modifications thereto, any or all of which may relate to all or to substantially all of the Corporation’s property and assets.

2.	Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign, whether so payable to the order of any of said persons in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said persons or not;

3.	Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.	These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.	Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.	The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the certificate of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the certificate of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

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I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

David Berry	President	/s/ David Berry

Gregg Beloff	Chief Financial Officer	/s/ Gregg Beloff

I further certify that attached as Exhibit A hereto is a true, correct and complete copy of the Corporation’s Certificate of Incorporation (including amendments), as filed with the Delaware Secretary of State. Such Certificate of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remains in full force and effect as of the date hereof.

I further certify that attached as Exhibit B hereto is a true, correct and complete copy of Borrower’s By-Laws (including amendments). Such By-Laws have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on September     , 2013.

/s/ David Berry
Name:	David Berry
Title:	President

***

The Above Statements are Correct.	/s/ Gregg Beloff
	Name:	Gregg Beloff
	Title:	Chief Financial Officer

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

2

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Growth Capital Advances)

Name(s): SERES HEALTH, INC.	Date: September , 2013

$	credited to deposit account No. when Growth Capital Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:

$5,000	to Comerica Bank for Facility Fee

$	to Bank counsel fees and expenses

$	to

$	to

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

/s/ David Berry
Name:	David Berry
Title:	President

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Agreement to Furnish Insurance to Loan and Security Agreement

(Herein called “Bank”)

Borrower(s): SERES HEALTH, INC.

I understand that the Loan and Security Agreement or Deed of Trust which I executed in connection with this transaction requires me to provide a physical damage insurance policy including a Lenders Loss Payable Endorsement in favor of the Bank as shown below, within ten (10) days from the date of this agreement.

The following minimum insurance must be provided according to the terms of the security documents.

☐ AUTOMOBILES, TRUCKS, RECREATIONAL	☒ MACHINERY & EQUIPMENT:
VEHICLES	MISCELLANEOUS PERSONAL PROPERTY
Comprehensive & Collision	Fire & Extended Coverage
Lender’s Loss Payable Endorsement	Lender’s Loss Payable Endorsement
☐ Breach of Warranty Endorsement

☐ BOATS	☐ AIRCRAFT
All Risk Hull Insurance	All Risk Ground & Flight Insurance
Lender’s Loss Payable Endorsement	Lender’s Loss Payable Endorsement
☐ Breach of Warranty Endorsement	☐ Breach of Warranty Endorsement

☐ MOBILE HOMES	☐ REAL PROPERTY
Fire, Theft & Combined Additional Coverage	Fire & Extended Coverage
Lender’s Loss Payable Endorsement	Lender’s Loss Payable Endorsement
☐ Earthquake	☐ All Risk Coverage
☐ Special Form Risk Coverage
☐
☐ Earthquake
☒ INVENTORY	☐ Other

☒ Other Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

I may obtain the required insurance from any company that is acceptable to the Bank, and will deliver proof of such coverage with an effective date of September     , 2013 or earlier.

I understand and agree that if I fail to deliver proof of insurance to the Bank at the address below, or upon the lapse or cancellation of such insurance, the Bank may procure Lender’s Single Interest Insurance or other similar coverage on the property. If the Bank procures insurance to protect its interest in the property described in the security documents, the cost for the insurance will be added to my indebtedness as provided in the security documents. Lender’s Single Interest Insurance shall cover only the Bank’s interest as a secured party, and shall become effective at the earlier of the funding date of this transaction or the date my insurance was canceled or expired. I UNDERSTAND THAT LENDER’S SINGLE INTEREST INSURANCE WILL PROVIDE ME WITH ONLY LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO THE BALANCE OF THE LOAN, HOWEVER, MY EQUITY IN THE PROPERTY WILL NOT BE INSURED. FURTHER, THE INSURANCE WILL NOT PROVIDE MINIMUM PUBLIC LIABILITY OR PROPERTY DAMAGE INDEMNIFICATION AND DOES NOT MEET THE REQUIREMENTS OF THE FINANCIAL RESPONSIBILITY LAW.

CALIFORNIA CIVIL CODE SECTION 2955.5. HAZARD INSURANCE DISCLOSURE: No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.

Bank Address for Insurance Documents: Comerica Bank – Collateral Operations, Mail Code 6514 1508 W. Mockingbird Lane Dallas, Texas 75235

1

I acknowledge having read the provisions of this agreement, and agree to its terms. I authorize the Bank to provide to any person (including any insurance agent or company) any information necessary to obtain the insurance coverage required.

OWNER(S) OF COLLATERAL:	DATED: September , 2013

SERES HEALTH, INC.

/s/ David Berry
Name:	David Berry
Title:	President

INSURANCE VERIFICATION

Date	Phone

Agents Name	Person Talked To

Agents Address

Insurance Company

Policy Number(s)

Effective Dates: From	To:

Deductible $	Comments:

2

AUTOMATIC LOAN PAYMENT AUTHORIZATION

Date:     September         , 2013

Obligor Name:	SERES HEALTH, INC.

Obligor Number:	Lender’s Cost Center #:

Address:	161 First Street, Cambridge, MA 02142

The undersigned hereby authorizes Comerica Bank (“Bank”) to charge the account designated below for the payments due on the loan(s) as designated below and all renewals, extensions, modifications and/or substitutions thereof. This authorization will remain in effect unless the undersigned requests a modification that is agreed to by the Bank in writing. The undersigned remains fully responsible for all amounts outstanding to Bank if the designated account is insufficient for repayment.

☒	Automatic Payment Authorization for all payments on all current and future borrowings, as and when such payments come due (which payments include, without limitation, principal, interest, fees, costs, and expenses).

☐	Automatic Payment Authorization for all payments on only the specific borrowing identified below, as and when such payments come due (which payments include, without limitation, principal, interest, fees, costs, and expenses).

Specific Obligation Number:

☐	Automatic Payment Authorization for less than all payments on only the specific borrowing identified below, as and when such payments come due.

Specific Obligation Number:

☐	Principal and Interest payments only

☐	Principal payments only

☐	Interest payments only

☐	SPECIAL INSTRUCTIONS/IRREGULAR PAYMENT INSTRUCTIONS

Payment Due Date: Your loan payments will be charged to your account as indicated above on the dates such payments become due (or on a date thereafter when there are available funds) unless that day is a Saturday, Sunday, or Bank holiday in which case such payments will be charged on the following business day, with interest to accrue during this extension as provided under the loan documents.

Account to be Charged:

Account No.
Transit No.

Number of lead days to issue billing
(Charges to account are withdrawals pursuant to account resolution)

BORROWER:

SERES HEALTH, INC.

By:	/s/ David Berry
Name:	David Berry
Title:	President

1

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

2

COMERICA BANK

COMERICA BANK
CLIENT AUTHORIZATION

Fax

General Authorization

I hereby authorize Comerica Bank to use my company name, logo, and information relating to our banking relationship in its marketing and advertising campaigns which is intended for Comerica Bank’s customers, prospects and shareholders.

Comerica Bank will forward any advertising or article including client for prior review and approval.

/s/ David Berry
Printed name: David Berry
Title: President

SERES HEALTH, INC.
Company

161 First Street
Mailing Address

Cambridge, MA 02142
City, State, Zip Code

617-868-1888
Phone Number

617-868-1115
Fax Number

dberry@FlagshipVentures.com
E-Mail

September , 2013

DEBTOR:	SERES HEALTH, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM

All personal property of SERES HEALTH, INC., a Delaware corporation (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, the Collateral shall not include (i) property that is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) property where the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) more than sixty five percent (65%) of the voting power of all classes of capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended, and the regulations thereunder) entitled to vote where the pledge of a greater percentage would result in material adverse tax consequences to Borrower, or (iv) Debtor’s copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”) ; provided, however, that the Collateral shall include all accounts, all general intangibles that consist of rights to payment, and all proceeds from the sale, licensing or disposition of all or any part of, or rights in, any property, including the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of September     , 2013, include the Intellectual Property to the extent necessary to permit perfection of Secured Party’s security interest in the Rights to Payment.

All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

1

PRIME REFERENCED RATE ADDENDUM TO

LOAN AND SECURITY AGREEMENT

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of September     , 2013, by and between COMERICA BANK (“Bank”) and SERES HEALTH, INC., a Delaware corporation (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of the date hereof by and between Borrower and Bank (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. “Applicable Margin” means three percent (3.00%) per annum.

b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating to the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on the London interbank market and on which banks are open for business in London, England.

c. “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

d. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

h. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence of any Event of Default, and for so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

(remainder of page left blank)

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		SERES HEALTH, INC.

By:	/s/ Jason Pan	By:	/s/ David Berry
Name:	Jason Pan	Name:	David Berry
Title:	Vice President	Title:	President